EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

November 14, 2012

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, California 92123

Re:	Registration of Securities of Overland Storage, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 250,000 shares of Common Stock of Overland Storage, Inc., a California corporation (the “Company”), no par value (the “Shares”), and additional common stock purchase rights pursuant to the Shareholder Rights Agreement, dated August 22, 2005, between the Company and Wells Fargo Bank, N.A., as Rights Agent (the “Rights”) under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares and related Rights to be issued or delivered pursuant to the Inducement Stock Option Grant to Randy Gast and the Inducement Restricted Stock Unit Grant to Randy Gast, each dated August 23, 2012 (the “Inducement Grants”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that: (1) the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company; (2) when issued in accordance with such authorization, the provisions of the Inducement Grants and relevant agreements duly authorized by and in accordance with the terms of the Inducement Grants, and upon payment for and delivery of the Shares as contemplated in accordance with the Inducement Grants and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable; and (3) when issued in accordance with such authorization, the provisions of the Inducement Grants and relevant agreements duly authorized by and in accordance with the terms of the Inducement Grants, the Rights that accompany such Shares will be validly issued.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP